                  CHAMPION INDUSTRIES, INC. AND SUBSIDIARIES

                                 EXHIBIT 99.1

            FINANCIAL STATEMENTS OF SMITH & BUTTERFIELD, CO., INC.

                                   CONTENTS

                                                                Page
                                                                ----
Independent Auditor's Report                                     2
Financial Statements:
  Statement of Income (Loss) and Retained Earnings               3
  Balance Sheet                                                  4
  Statement of Cash Flows                                        5
  Notes to Financial Statements                                  7

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Smith and Butterfield Co., Inc.
P. O. Box 3446
Evansville, Indiana  47733

     We have audited the accompanying balance sheet of Smith and Butterfield Co., Inc., as of March 31, 1996, and the related statements of income (loss), retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith and Butterfield Co., Inc., as of March 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Harding Shymanski and Company P.C.

August 16, 1996

                        SMITH AND BUTTERFIELD CO., INC.

               STATEMENT OF INCOME (LOSS) AND RETAINED EARNINGS

                           Year Ended March 31, 1996

Net sales                                        5,032,486    100.0
Cost of sales                                    3,544,504     70.4
                                                 ---------    -----
    GROSS PROFIT                                 1,487,982     29.6
Operating expenses                               1,549,230     30.8
                                                 ---------    -----
    OPERATING INCOME (LOSS)                        (61,248)    (1.2)
Other Income (expense)
  Interest                                         (42,749)     (.8)
  Other - net                                        6,714       .1
                                                 ---------    -----
                                                   (36,035)     (.7)
                                                 ---------    -----
    INCOME (LOSS) BEFORE INCOME TAXES              (97,283)    (1.9)
Income taxes (benefit)                              (4,195)     (.1)
                                                 ---------    -----
    NET INCOME (LOSS)                              (93,088)    (1.8)
                                                              -----
                                                              -----
  Retained earnings at beginning of year           413,414
                                                 ---------
  Retained earnings at end of year                 320,326
                                                 ---------
                                                 ---------

                  See auditor's report and accompanying notes

                        SMITH AND BUTTERFIELD CO., INC.

                                 BALANCE SHEET

                                 March 31, 1996

ASSETS
Current Assets
  Cash                                                            1,425
  Accounts and notes receivable
    Trade, less allowance for doubtful accounts $4,200          504,800
    Shareholder                                                  10,000
  Inventories                                                   660,943
  Other current assets                                           53,921
                                                              ---------
    TOTAL CURRENT ASSETS                                      1,231,089
                                                              ---------
Other Assets
  Notes receivable                                               84,959
  Other                                                          89,814
                                                              ---------
                                                                174,773
                                                              ---------
Property and Equipment                                          406,386
  Less accumulated depreciation                                (296,377)
                                                              ---------
                                                                110,009
                                                              ---------
                                                              1,515,871
                                                              ---------
                                                              ---------

                  See auditor's report and accompanying notes

                        SMITH AND BUTTERFIELD CO., INC.

                                March 31, 1996

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Checks written against future deposits                         48,448
  Notes payable                                                 321,399
  Current maturities of long-term debt                           59,129
  Accounts payable                                              269,301
  Accrued expenses                                               39,515
  Accrued taxes                                                  95,529
                                                              ---------
    TOTAL CURRENT LIABILITIES                                   833,321
                                                              ---------
Long-Term Debt                                                  110,587
                                                              ---------
Shareholders' Equity
  Common stock, no par value; authorized 1,000 shares;
    issued and outstanding 500 shares                           200,400
  Additional paid-in capital                                     51,237
  Retained earnings                                             320,326
                                                              ---------
                                                                571,963
                                                              ---------
                                                              1,515,871
                                                              ---------
                                                              ---------

                  See auditor's report and accompanying notes

                        SMITH AND BUTTERFIELD CO., INC.

                            STATEMENT OF CASH FLOWS

                           Year Ended March 31, 1996

Cash Flows from Operating Activities
  Net income (loss)                                           (93,088)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities
    Depreciation                                               22,296
    Amortization                                               10,800
    Provision for doubtful accounts                             2,526
    Changes in assets and liabilities:
      Decrease (increase)
        Accounts and notes receivable                         (83,789)
        Inventories                                           177,543
        Other current assets                                   (8,290)
      Increase (decrease)
        Accounts payable                                       35,990
        Accrued expenses                                         (200)
        Accrued taxes                                          (2,572)
                                                              -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES            61,216
                                                              -------
Cash Flows from Investing Activities
  Payments for other assets                                    (3,301)
  Purchase of property and equipment                           (1,689)
                                                              -------
          NET CASH USED IN INVESTING ACTIVITIES                (4,990)
                                                              -------

                  See auditor's report and accompanying notes

                        SMITH AND BUTTERFIELD CO., INC.

                           Year Ended March 31, 1996

Cash Flows from Financing Activities
  Decrease in checks written against future deposits          (28,363)
  Net payments on short-term debt                             (61,772)
  Principal payments on long-term borrowings                  (53,652)
  Proceeds from long-term borrowings                           87,661
                                                              -------
    NET CASH USED IN FINANCING ACTIVITIES                     (56,126)
                                                              -------
Net increase in cash                                              100
Cash at beginning of year                                       1,325
                                                              -------
Cash at end of year                                             1,425
                                                              -------
                                                              -------
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest                                                   42,749
                                                              -------
                                                              -------
    Income tax refunds received                                 6,267
                                                              -------
                                                              -------

                  See auditor's report and accompanying notes

                        SMITH AND BUTTERFIELD CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1996

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     The Company is a wholesaler and retailer of office supplies, equipment, and furniture, selling primarily to customers in the Evansville, Indiana and Owensboro, Kentucky area.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of receivables. The Company attempts to minimize accounts receivable credit risk by reviewing customer credit history before extending credit and by monitoring customers' credit exposure on a continuing basis. The Company establishes an allowance for possible losses on accounts receivable, when necessary, based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, EQUIPMENT, AND DEPRECIATION

     Property and equipment are stated at cost. Provisions for depreciation of property and equipment have been computed on the straight-line and accelerated methods using estimated useful lives.

OTHER ASSETS

     Provisions for amortization of noncompetition agreements have been computed on the straight-line method over ten years.

DEFERRED TAXES

     Deferred taxes are provided on temporary differences between the financial reporting and tax basis of certain assets and liabilities. Those temporary differences relate primarily to accrued expenses and net operating loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                        SMITH AND BUTTERFIELD CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1996

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Due to their short maturities, carrying amounts approximate fair value for cash, accounts and notes receivable, accounts payable, short-term borrowings, and other accrued liabilities. The estimated fair value of long-term debt is based on borrowing rates currently available to the Company for loans with similar terms and maturities. This fair value approximates the carrying amount of long-term debt.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

NOTE 2 - PROPERTY AND EQUIPMENT

     Property and equipment at March 31, 1996 consisted of the following:

                                                             Accumulated
                                                  Cost       Depreciation
                                                 -------     ------------
Leasehold improvements                           191,770       101,607
Furniture and equipment                          151,845       138,616
Autos and trucks                                  62,771        56,154
                                                 -------       -------
                                                 406,386       296,377
                                                 -------       -------
                                                 -------       -------

     Depreciation expense for the year ended March 31, 1996 was $22,296.

                        SMITH AND BUTTERFIELD CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1996

NOTE 3 - NOTES PAYABLE

     Notes payable at March 31, 1996 consisted of the following:

Note payable to bank, prime plus 1%, secured by accounts receivable, inventories, equipment, and personal guaranty of shareholder, due
  July, 1996                                                              277,399
Notes payable to bank, prime plus 1%, unsecured, due July, 1996            44,000
                                                                          -------
                                                                          321,399
                                                                          -------
                                                                          -------

     The Company has an unused letter of credit of $50,000 at March 31, 1996.

NOTE 4 - LONG-TERM DEBT

     Long-term debt at March 31, 1996 consisted of the following:

                                                                     Current     Long-Term
                                                                     -------     ---------
Note payable to individual, 12.25%, $1,449 monthly, unsecured,
due May, 1999                                                        11,239       30,301

Note payable to bank, prime plus 1%, $1,831 monthly plus
interest, unsecured, due November, 1996                              12,125          -0-

Covenant not-to-compete, $900 monthly, unsecured, due June,
1999                                                                 10,800       23,400

Note payable to finance company, 11.7%, $2,766 monthly,
secured by equipment, due January, 1999                              24,965       56,886
                                                                     ------      -------
                                                                     59,129      110,587
                                                                     ------      -------
                                                                     ------      -------

                        SMITH AND BUTTERFIELD CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1996

NOTE 4 - LONG-TERM DEBT (CONTINUED)

     Long-term debt maturities are as follows:

1997                                                         59,129
1998                                                         52,332
1999                                                         54,977
2000                                                          3,278
                                                            -------
                                                            169,716
                                                            -------
                                                            -------

     Interest cost for short-term and long-term debt for the year ended March 31, 1996 was $42,749.

NOTE 5 - CONTINGENCY

     It is the policy of the Company to act as a self-insurer for its employee health insurance programs. Losses and claims are accrued as incurred. Amounts charged to income for such losses were $119,563 for the year ended March 31, 1996.

NOTE 6 - INCOME TAXES (BENEFIT)

     The components of the income taxes (benefit) for the year ended March 31, 1996 are as follows:

Current:
  State                                                      (4,195)
                                                             ------
                                                             ------

     The provision for income taxes (benefit) for the year ended March 31, 1996 differs from the amount obtained by applying the U.S. federal income tax rate to pretax income due to the following:

Computed expected tax expense (benefit)                     (21,326)
Increase (decrease) in taxes resulting from:
  Income taxes at highest rates                               7,459
  State income taxes (benefit), net of federal expense       (3,566)
  Change in valuation allowance                              13,238
                                                            -------
                                                             (4,195)
                                                            -------
                                                            -------

                        SMITH AND BUTTERFIELD CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1996

NOTE 6 - INCOME TAXES (CONTINUED)

     At March 31, 1996, the Company had approximately $304,000 of net operating loss carryforwards to reduce future federal taxable income. These carryforwards expire in various years through 2010.

     Net deferred tax assets at March 31, 1996 are comprised of the following:

Accrued vacations                                             4,954
Shareholder accrual                                             717
Contributions carryover                                       2,102
Net operating loss carryforward                              55,292
                                                            -------
                                                             63,065
Valuation allowance for deferred tax assets                 (61,063)
                                                            -------
                                                              2,002
                                                            -------
                                                            -------

NOTE 7 - EMPLOYEE BENEFIT PLAN

     The Company has a defined benefit pension plan covering substantially all employees. The Company's policy is to make annual contributions to the plan equal to the amount accrued for pension expense.

     The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at March 31, 1996:

Actuarial present value of the accumulated benefit
  obligation, including vested benefits of $1,907,284     1,979,369
                                                          ---------
                                                          ---------

                        SMITH AND BUTTERFIELD CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1996

NOTE 7 - EMPLOYEE BENEFIT PLAN (CONTINUED)

Actuarial present value of projected benefit
  obligation, for service rendered to date                     1,979,369
Plan assets at fair value                                      1,960,843
                                                               ---------
Projected benefit obligation in excess of plan assets            (18,526)
Unrecognized net loss from past experience different
  from that assumed and effect of changes in assumptions         108,697
Unrecognized net asset at March 31, 1995 being
  recognized over 15 years                                       (67,896)
                                                               ---------
Prepaid pension cost included in other assets                     22,275
                                                               ---------
                                                               ---------
Net pension cost consists of:
  Service cost--benefits earned during the period                 22,576
  Interest cost on projected benefit obligation                  148,195
  Actual return on plan assets                                  (183,808)
  Net amortization and deferral                                   19,426
                                                               ---------
Net periodic pension cost                                          6,389
                                                               ---------
                                                               ---------

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.5 percent and 3 percent, respectively. The expected long-term rate of return on assets was 8.5 percent.

     Effective October 31, 1995, the Company froze the accrued benefits of this plan. Annuity contracts were purchased for the accumulated benefits of retired employees subsequent to the year ended March 31, 1996.

     The Company adopted a 401(k) plan on January 1, 1996 for all employees who have completed one year of service and attained the age of 21. Employees may participate by contributing a percentage of their salary, a portion of which is matched by the Company. The Company's matching contribution is payable at the end of the plan year.

                        SMITH AND BUTTERFIELD CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1996

NOTE 8 - LEASES

     The Company rents its facilities under various operating lease agreements. The total rental expense for year ended March 31, 1996 was $224,617.

     The Company paid rent to a shareholder of the Company in the amount of $20,393 for the year ended March 31, 1996.

     In addition, the Company paid rent to a related trust under long-term real estate leases totaling $126,771 for the year ended March 31, 1996.

     At March 31, 1996, aggregate future minimum rental payments required under the noncancelable operating leases are as follows:

YEARS ENDING MARCH 31,        RELATED PARTIES        OTHER        TOTAL
- ----------------------        ---------------        -----        -----
1997                              121,140            55,200      176,340
1998                              116,640            24,600      141,240
1999                              116,640            14,400      131,040
2000                               68,040            14,400       82,440
2001                                  -0-            14,400       14,400
Thereafter                            -0-            16,800       16,800
                                  -------           -------      -------
                                  422,460           139,800      562,260
                                  -------           -------      -------
                                  -------           -------      -------

NOTE 9 - SUBSEQUENT EVENTS

     The Company and its sole shareholder entered into an agreement of merger with Champion Industries, Inc. to be effective May 14, 1996. Under this agreement, the Company will merge with a wholly-owned subsidiary of Champion and the surviving company shall retain the name "Smith and Butterfield Co., Inc."